Execution Version AMENDED AND RESTATED EMPLOYMENT AGREEMENT This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is executed as of July 18, 2023 (“Agreement”) among ARROW FINANCIAL CORPORATION, a New York corporation with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 (“Arrow”), its wholly-owned subsidiary, GLENS FALLS NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 and SARATOGA NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal place of business at 171 South Broadway, Saratoga Springs, New York 12866 (the “Banks”) and PENKO K. IVANOV, residing at 16 Whitbeck Drive, Queensbury, New York 12804 (the “Executive”). The effective date of this Agreement shall be July 18, 2023 (the “Effective Date”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Paragraph 11 of this Agreement. Recitals WHEREAS, Arrow and the Banks consider the maintenance of a competent and experienced executive management team to be essential to the long-term success of Arrow and the Banks; and WHEREAS, the Executive wishes to continue to serve Arrow and the Banks as part of such executive management team; and WHEREAS, in this regard, Arrow and the Banks, on the one hand, and the Executive, on the other, have determined that it is in the best interests of all of the parties that the Executive serve as Senior Executive Vice President, Treasurer and Chief Financial Officer of Arrow and Senior Executive Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer of the Banks, pursuant to a written employment agreement and in order to secure Executive’s services and skills, which are considered extraordinary, special and unique for its business and the long-term success thereof; and WHEREAS, the parties have agreed that this Agreement will supersede and replace any and all agreements, written or oral, previously in place regarding the employment of the Executive by either Arrow or the Banks, including, without limitation, that certain Employment Agreement effective February 1, 2023, by and among Arrow, the Banks and the Executive, except for compensatory or employee benefit plans applicable to employees of Arrow and/or the Banks generally or to certain groups or sub-groups of employees of which the Executive is a member, and awards or award agreements issued to the Executive under such plans; and NOW, THEREFORE, in furtherance of the interests described above and in consideration of the respective covenants and agreements herein contained, the parties hereto agree as follows: 1. Employment. Arrow and the Banks will employ the Executive, and the Executive agrees to be employed by Arrow and the Banks, for the Term of this Agreement, as defined in Paragraph 2 (such employment, the “Employment”). Arrow and the Banks agree to employ the Executive and the Executive agrees to serve as Senior Executive Vice President,

2 Treasurer and Chief Financial Officer of Arrow; and Senior Executive Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer of the Banks, with such duties as are described in Paragraph 3 and subject to the other terms and conditions of this Agreement. Any termination of employment of Executive as the Senior Executive Vice President, Treasurer and Chief Financial Officer of Arrow shall effect a termination of employment of Executive at all positions at Arrow, the Banks and their Affiliates. 2. Term. (a) Term. The term of Employment of the Executive under this Agreement (“Term”) shall commence on the Effective Date and, unless the Executive becomes a Retired Early Employee under Paragraph 6 of this Agreement or such Employment is earlier terminated as provided in Paragraph 7 of this Agreement, shall expire on January 31, 2025. (b) Annual Review. On or before each anniversary of February 1, beginning February 1, 2024 (the “Anniversary Date”), each of the Arrow Board and the Bank Boards, will consider and vote upon a proposal to extend to the Executive an offer to replace this Agreement with a new employment agreement (the “Replacement Agreement”) commencing on the date of such anniversary. The Replacement Agreement (i) will be for a new term of two (2) years, (ii) will provide for a Base Salary for the Executive at commencement of the Replacement Agreement at least equal to the Base Salary of the Executive as of the last day immediately preceding such commencement, (iii) subject to Paragraph 5(b) hereof, will provide for other benefits having an aggregate value to the Executive at least equal to the aggregate value of the other benefits provided to the Executive as of the last day immediately preceding such commencement, and (iv) will contain other terms and conditions relating to the Executive’s position and duties, place of performance, rights upon a Change of Control of Arrow and rights in connection with any early Termination of Employment of the Executive that are, in each such instance, at least as favorable to the Executive as the terms and conditions relating to such matters under this Agreement, and generally shall be as favorable to the Executive as is this Agreement, as of the last day immediately preceding such commencement. If the Arrow Board and the Bank Boards shall determine to offer such a Replacement Agreement to the Executive and the Executive shall accept, this Agreement shall terminate at 11:59 p.m. on the day prior to the commencement date of the Replacement Agreement and the Replacement Agreement shall take effect at 12:00 midnight on such commencement date. If, prior to any anniversary of the Anniversary Date of this Agreement, either the Arrow Board or the Bank Boards shall not have offered a Replacement Agreement to the Executive under the preceding subparagraph of this Paragraph 2(b) (a “Non-Offer”), or the Executive, having been offered such a Replacement Agreement, shall not have accepted such Replacement Agreement (a “Non-Acceptance” and with either such Non-Offer or Non-Acceptance constituting a “Non- Renewal”), this Agreement and the Employment of the Executive hereunder shall nevertheless continue in full force and effect until the expiration of the Term of this Agreement in accordance with the terms hereof, and the rights and obligations of each of the parties hereunder, including the rights and obligations of the parties under this Paragraph 2(b), shall continue unchanged during the remaining Term of this Agreement, despite such Non-Renewal, except as may be specifically provided otherwise in this Agreement.

3 3. Position and Duties. The Executive shall serve as the Senior Executive Vice President, Treasurer and Chief Financial Officer of Arrow; and Senior Executive Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer of the Banks and shall have such duties, responsibilities, and authority as normally attend such positions or as may reasonably be assigned to the Executive from time to time by the Arrow Board or the Bank Boards or the Chief Executive Officer of Arrow or the Banks. The Executive shall devote substantially all his working time and efforts to the business and affairs of Arrow and the Banks, provided however, that the Executive may, with the approval of the Arrow Board and the Bank Boards, serve as a director or officer of any non-competing business or engage in any other activity, including but not limited to, charitable or community activity, to the extent that such does not inhibit the performance of his duties hereunder or otherwise violate this Agreement. 4. Place of Performance. In connection with the Executive's Employment hereunder, the Executive shall be based at the principal executive offices of Arrow or the Banks, except for required travel on business. Arrow or the Banks shall furnish the Executive with office space, administrative assistance, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder. 5. Compensation. (a) Salary. The base annual salary (“Base Salary”) of the Executive shall be $390,000, payable by Arrow and/or the Banks in equal bi-weekly installments (i.e., every two weeks) or at such other intervals as shall constitute the regular payroll practice of Arrow and/or the Banks. Such Base Salary shall be effective as of the Effective Date. The Executive's Base Salary may be increased from time to time in accordance with the normal business practices of Arrow and the Banks, as determined by the Arrow Board and the Bank Boards, and, if so increased, such Base Salary shall not thereafter during the Term be decreased and the obligation of the Banks or Arrow hereunder to pay the Executive's Base Salary shall thereafter relate to such increased Base Salary. Compensation of the Executive by Base Salary payments shall not prevent the Executive from participating in any other compensation or benefit plan of Arrow or the Banks in which he is entitled to participate and participation in any such other compensation or benefit plan shall not in any way limit or reduce the obligation of each of Arrow and the Banks to pay the Executive's Base Salary hereunder. (b) Other Benefits. In addition to the compensation provided for in subparagraph (a) above, the Executive shall be entitled during the Term (i) to participate in any and all employee benefit programs or stock purchase programs of Arrow or the Banks now or hereafter in effect and open to participation by qualifying employees of Arrow or the Banks generally including, but not limited to, the retirement plan, supplemental retirement plan, employee stock purchase plan and employee stock ownership plan of Arrow or the Banks, (ii) to participate in employee incentive plans (cash or equity, annual or long-term incentive) including the Company’s short- term incentive plan under which the Executive will be eligible to receive a cash bonus with the “Target Bonus” being set at forty percent (40%) of his Base Salary, less all necessary and required federal, state and local payroll deductions, and (iii) to enjoy certain personal benefits provided by Arrow or the Banks including, but not limited to:

4 (i) life insurance on the life of the Executive, at no cost to the Executive, under a group plan maintained by Arrow; (ii) disability insurance for the Executive, at no cost to the Executive, under a group plan maintained by Arrow; (iii) comprehensive medical and dental insurance under a group plan provided by Arrow, with the Executive to pay only those amounts required to be paid thereunder by covered employees generally under the cost-sharing arrangements in effect from time to time under such plan; (iv) reimbursement in full of all business, travel and entertainment expenses incurred by the Executive in performing his duties hereunder in accordance with Arrow’s policies and guidelines regarding the same; and (v) fully paid vacation during each calendar year in accordance with the vacation policies of Arrow in effect from time to time. Neither Arrow nor the Banks shall make any material changes in any of the personal benefits specified in this Agreement adversely affecting the Executive unless such change occurs pursuant to a program applicable to all executive officers of Arrow or the Banks, as the case may be, and the adverse effect on the Executive is not proportionately greater than the adverse effect of the change on any other executive officer of Arrow or the Banks previously enjoying such benefit. Premiums for the above-described insurance programs will be payable in accordance with the Banks regular monthly premium payments applicable to such insurance programs. Reimbursement of expenses shall be paid not later than the last day of the calendar year following the calendar year in which the expenses were incurred. 6. Termination of Employment following Change of Control. (a) Retired Early Employee. If (i) a Change of Control occurs during the Term of Employment hereunder, and (ii) within twelve (12) months after such Change of Control, either (x) Arrow and the Banks deliver to the Executive an advance written notice of Termination of Employment of Executive without Cause, which such notice shall comply with the requirements of Paragraph 11(ee) hereof or (y) the Executive delivers to Arrow and the Banks an advance written notice of a Termination of Employment of Executive for Good Reason, which such notice shall comply with the requirements of Paragraph 11(dd) hereof then, upon subsequent effectiveness of such Termination of Employment (either such termination, if effected under this Paragraph 6(a), a “Termination of Employment of Executive as a Retired Early Employee”), the Executive (sometimes referred to herein as a “Retired Early Employee”) will, following such a Termination of Employment, be entitled to receive, subject to the satisfaction of the conditions specified below in Paragraph 8, upon the effective date of such Termination of Employment, such payments (in addition to any other payments then receivable by him) as are provided hereafter in this Paragraph 6. (b) Cash Payments and Benefits.

5 (i) Subject to the satisfaction of the conditions specified below in Paragraph 8, in the event of a Termination of Employment of Executive as a Retired Early Employee, Arrow or the Banks shall, commencing on the applicable payment date specified in Paragraph 8 and continuing throughout the Pay-out Period, make equal monthly payments to the Executive (which shall not be deemed Base Salary payments) in an amount such that the present value of all such payments, determined as of the date of such Termination of Employment, equals two (2) times the sum of the Executive’s Base Salary and Target Bonus for the year in which advance written notice of termination of employment occurs. Subject to Paragraph 8, if at any time during the Pay-out Period the Arrow Board in its sole discretion shall determine, upon application of the Retired Early Employee supported by substantial evidence, that the Retired Early Employee has experienced an unforeseeable emergency, as defined in Code Section 409A and the regulations thereunder, Arrow or the Banks shall make available to the Retired Early Employee, in one (1) lump sum payment, an amount up to the amount needed to relieve such unforeseeable emergency (including taxes reasonably anticipated as a result of such lump sum payment) but not greater than the present value of all monthly payments remaining to be paid to him in the Pay-out Period, calculated as of the date of such determination by the Arrow Board, for the purpose of relieving such unforeseeable emergency to the extent the same has not been or may not be relieved by (A) reimbursement or compensation by insurance or otherwise, (B) liquidation of the Retired Early Employee's assets (to the extent such liquidation would not itself cause severe financial hardship), or (C) distributions from other benefit plans. If (I) the lump sum amount thus made available is less than (II) the present value of all such remaining monthly payments, Arrow or the Banks shall continue to pay to the Retired Early Employee monthly payments for the duration of the Pay-out Period, but from such date forward such monthly payments will be in a reduced amount such that the present value of all such reduced payments, calculated as of the date of such determination, will equal the difference between (II) and (I), above. The Retired Early Employee may elect to waive any or all payments due him under this subparagraph. (ii) In the event of a Termination of Employment of Executive as a Retired Early Employee, Arrow or the Banks shall provide the Executive during the Pay-out Period with medical, dental and life insurance coverage maintained by Arrow that is generally equivalent to the coverage held by the Executive (including dependent coverage, as applicable) immediately prior to such Termination of Employment, subject to general changes in such group plan offerings by Arrow or the Banks from time to time during the Pay-out Period and further subject to payment by the Executive of any amounts which would be required to be paid by the Executive if the Executive was then employed by Arrow or the Banks under the cost-sharing arrangements then in effect from time to time, which cost-sharing amounts may be deducted from the cash payments required to be made by Arrow or the Banks under Paragraph 6(b)(i) above. The cost of any such medical and dental coverage which is self-funded by Arrow or the Banks will be included in the taxable income of Executive to the extent it is paid directly or indirectly by Arrow or the Banks. Notwithstanding the foregoing, Arrow’s and the Banks obligations under this Paragraph 6(b)(ii) shall terminate to the extent that the Executive becomes eligible for medical, dental and life insurance coverage from a new employer; provided, however, that the Executive shall be under no obligation to seek other employment or gainful pursuit during the Pay-out Period as a result of this Agreement. (c) Death of Retired Early Employee. If the Retired Early Employee dies before receiving all monthly cash payments payable to him as a Retired Early Employee under

6 Paragraph 6(b)(i) above, the Banks shall pay to the Executive’s spouse, or if the Executive leaves no spouse, to the estate of the Executive, one (1) lump sum payment in an amount equal to the present value of all such remaining unpaid monthly payments, determined as of the date of death of the Executive. Such amount shall be paid within thirty (30) days of the Executive’s death, provided that the spouse may not designate the calendar year of payment. (d) Indemnification of Executive. To the fullest extent permitted under applicable law, in the event a Change of Control and a Termination of Employment of Executive as a Retired Early Employee occurs, Arrow and the Banks shall indemnify the Executive for all legal fees and expenses subsequently incurred by the Executive in seeking to obtain or enforce any right or benefit provided under this Agreement related to such events, provided, however, that such right to indemnification will not apply if and to the extent that a court of competent jurisdiction shall determine that any such fees and expenses have been incurred as a result of the Executive's bad faith. Indemnification payments payable hereunder by Arrow and the Banks shall be made not later than thirty (30) days after a request for payment has been received from the Executive with such evidence of indemnifiable fees and expenses as Arrow or the Banks may reasonably request, provided, however, that such indemnification and reimbursement payments shall not be made later than the last day of the calendar year following the calendar year in which the expenses were incurred. (e) No Offset. Except as is contemplated by Paragraph 6(b)(ii) above, amounts payable to the Executive as a Retired Early Employee under this Paragraph 6 shall not be subject to any offset or reduction for (i) any amounts owed or claimed to be owed by the Executive to Arrow or the Banks or their Affiliates or (ii) any amounts of compensation or income received or generated by the Executive as a result of any other employment or self-employment of the Executive during the Pay-out Period. The Executive shall be under no obligation to seek other employment or gainful pursuit during the Pay-out Period as a result of this Agreement, and shall be prohibited from accepting certain other forms of employment and from engaging in certain other types of business during the Pay-out Period (as well as during certain other post- Termination of Employment periods) as and to the extent specified in Paragraph 9 of this Agreement. (f) Allocation. If the Executive should elect to become a Retired Early Employee under this Paragraph 6 and as a result of such election should become entitled to receive certain cash payments during the Pay-out Period as set forth above, Arrow shall determine, as soon as practicable following its receipt from the Executive of written notice of such election, the amount, if any, of such future cash payments that may properly be allocated to the Executive’s future performance of his obligations not to compete with, solicit customers or employees from, or disparage Arrow or its Affiliates under Paragraph 9 of this Agreement, with such allocation to be expressed as a single dollar amount equal to the present value determined as of the date of Termination of Employment, of the amounts of the required future payments thus allocated. When thus determined, the dollar amount of this allocation shall be communicated by Arrow to the Executive. (g) Excess Parachute Payment.

7 (i) Anything in this Agreement to the contrary notwithstanding, to the extent that any Company provided payment, distribution or benefit in favor of the Executive (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change of Control Termination Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Change of Control Termination Total Payments shall be reduced (but not below zero) to the extent that, and only to the extent that, such reduction in the Change of Control Termination Total Payments would result in the Executive not being subject to the Excise Tax. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Change of Control Termination Total Payments, by first reducing or eliminating the portion of the Change of Control Termination Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change of Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation. (ii) The determination of whether the Change of Control Termination Total Payments shall be reduced as provided in Paragraph 6(g)(i) above and the amount of such reduction (the “Section 4999 Determination”) shall be made at the Company's expense by an accounting firm selected by the Executive from among the six largest accounting firms in the United States (or a regional accounting firm approved by the Company) or at the Executive’s expense by an attorney selected by the Executive. Such accounting firm or attorney shall provide its Section 4999 Determination, together with detailed supporting calculations and documentation to the Company and the Executive not later than thirty (30) days after the effective date of the Termination of Employment of Executive as a Retired Early Employee. If such firm or attorney determines that no Excise Tax is payable by the Executive with respect to the Change of Control Termination Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such determination shall be binding, final and conclusive upon the Company and the Executive. If such firm or attorney determines that an Excise Tax would be payable, the Company shall have the absolute right to accept such determination as to the extent of the reduction, if any, pursuant to Paragraph 6(g)(i) above, or if the Company so chooses, at its sole discretion, to have such determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the Company’s accounting firm is different from an accounting firm that makes such determination, and does not agree with such latter accounting firm, a third accounting firm shall be jointly chosen by the two firms, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Executive. 7. Early Termination of Employment. In addition to any Termination of Employment of Executive as a Retired Early Employee under Paragraph 6 of this Agreement, a Termination of Employment of Executive may occur prior to the normal expiration of the Term under the circumstances and with the consequences set forth below.

8 (a) Termination of Employment for Cause. At any time during the Term of Employment under this Agreement, and subject to the provisions of this Paragraph 7(a), either Arrow or the Banks may effect a Termination of Employment of Executive for Cause. Any Termination of Employment of Executive for Cause by Arrow and/or either of the Banks shall require the affirmative vote of at least two-thirds (2/3) of the entire Arrow Board or either of the Bank Boards. Once such a determination has been made, the Chairman of the Arrow Board and/or either of the Bank Boards shall give notice to the Executive in writing setting forth the “for Cause” reasons Arrow and/or a Bank effected such Termination of Employment of Executive for Cause. In the event of a Termination of Employment of Executive for Cause, the Executive will not be entitled to any further compensation for any period subsequent to the effective date of such Termination of Employment, except for payments, if any, payable in accordance with the then current plans and policies of Arrow and/or either of the Banks. (b) Termination of Employment Without Cause. At any time during the Term of Employment under this Agreement, either Arrow and/or either of the Banks may effect, pursuant to this Paragraph 7(b), and in accordance with the requirements set forth in Paragraph 11(ee) below, a Termination of Employment of Executive without Cause, provided, however, that any attempt to do so under circumstances that would also qualify such Termination of Employment as a Termination of Employment of Executive without Cause under Paragraph 6(a) of this Agreement, that is, as a Termination of Employment of Executive without Cause following a Change in Control that meets the conditions set forth in Paragraph 6(a), will be deemed a Termination of Employment of Executive without Cause under Paragraph 6(a), and not a Termination of Employment of Executive without Cause under this Paragraph 7(b). In the event of a Termination of Employment of Executive without Cause under this Paragraph 7(b), on the applicable payment date specified in Paragraph 8, and subject to the satisfaction of the conditions specified below in Paragraph 8, Arrow or the Banks shall pay to the Executive, and the Executive shall be entitled to receive, one (1) lump sum payment in a dollar amount equal to the greater of (i) the total amount of Base Salary payments which would have been payable to the Executive during the period extending from such effective date until the normal expiration date of Employment under this Agreement as in effect at such time, had there been no early Termination of Employment of Executive without Cause (and assuming the Executive otherwise would have remained employed throughout such period and that his Base Salary would have remained unchanged throughout such period), or (ii) an amount equal to one hundred percent (100%) of the current Base Salary of the Executive on the effective date of such Termination of Employment. (c) Termination of Employment for Good Reason. At any time during the Term of Employment under this Agreement, the Executive may effect at his own discretion, pursuant to this Paragraph 7(c), and in accordance with the requirements set forth in Paragraph 11(dd) below, a Termination of Employment of Executive for Good Reason, provided, however, that any attempt to do so under circumstances that would also qualify such Termination of Employment as a Termination of Employment of Executive for Good Reason under Paragraph 6(a) of this Agreement, that is, as a Termination of Employment of Executive for Good Reason following a Change in Control that meets the conditions set forth in Paragraph 6(a), will be deemed a Termination of Employment of Executive for Good Reason under Paragraph 6(a), and not a Termination of Employment of Executive for Good Reason under this Paragraph 7(c). In

9 the event of a Termination of Employment of Executive for Good Reason under this Paragraph 7(c), on the applicable payment date specified in Paragraph 8, and subject to the satisfaction of the conditions specified below in Paragraph 8, Arrow or the Banks shall pay to the Executive, and the Executive shall be entitled to receive, one (1) lump sum payment in a dollar amount equal to the dollar amount of the lump sum payment the Executive would have been entitled to receive had a Termination of Employment of Executive without Cause under Paragraph 7(b) above occurred on such date, and under identical circumstances except for the identity of the party effecting such Termination of Employment and the existence of Good Reason. (d) Termination of Employment for Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall not have performed his duties hereunder on a full-time basis for six (6) consecutive months, Arrow and /or either of the Banks may effect a Termination of Employment of Executive for Disability upon thirty (30) days' written notice. Such Termination of Employment of Executive for Disability shall require the affirmative vote of a majority of the entire Arrow Board and/or either of the Bank Boards. The compensation of the Executive during any period of disability prior to the effective date of such Termination of Employment of Executive for Disability shall be the amounts normally payable to him in accordance with this Agreement, reduced by the sum of the amounts, if any, paid to the Executive for such period under disability benefit plans maintained by Arrow or the Banks. The Executive shall not be entitled to any further compensation from Arrow or the Banks for any period subsequent to the effective date of such Termination of Employment of Executive for Disability, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Banks. (e) Termination of Employment upon Death. Upon the death of Executive during the Term of Employment hereunder (and simultaneous Termination of Employment of Executive upon Death), the Executive’s estate or beneficiaries, as applicable, shall not be entitled to any further compensation for any period subsequent to the date of death, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Banks, including death benefits. (f) Other Early Terminations of Employment. The Employment of Executive may be terminated before the normal expiration of the Term hereof under certain other circumstances, not otherwise addressed in Paragraphs 6 or 7 hereof, as follows: (i) Retirement. Executive may terminate his Employment hereunder upon retirement at or after attaining retirement or early retirement age under any retirement plan of Arrow and its Affiliates then in effect with respect to which Executive is a covered person (“Retirement”). Upon any such Termination of Employment of Executive due to Retirement, Executive shall not be entitled to any further compensation for any period subsequent to the effective date of such Termination of Employment for Retirement, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Banks including applicable post-retirement benefits and payments provided to or for the Executive under retirement, severance and similar plans of Arrow, the Banks or their Affiliates then in effect as to which the Executive participates.

10 (ii) Termination by Executive without Good Reason. If the Executive determines, at his own discretion, to terminate his Employment prior to the expiration of the Term of Employment hereunder, without Good Reason and in the absence of the Retirement or Disability of the Executive (any such, a “Termination of Employment of Executive without Good Reason”), including any such Termination of Employment of Executive without Good Reason effected by the Executive following his Non-Acceptance of a Replacement Agreement, Executive shall not be entitled to any further compensation for any period subsequent to the effective date of such Termination of Employment of Executive without Good Reason, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Banks including applicable qualified or non-qualified employee benefit plans or policies covering Executive or under any other applicable agreements with Executive. Under no circumstances will Executive effect a Termination of Employment of Executive without Good Reason, except after delivery of advance written notice thereof to Arrow or the Banks, and the effective date of any such Termination of Employment of Executive without Good Reason shall be the thirtieth (30th) day following delivery of such written notice, or such other day as may be mutually agreed upon by Arrow and the Executive. (iii) Termination as a Result of Liquidation, Dissolution, Order, Etc. If the Employment of Executive by Arrow or the Banks is terminated prior to the expiration date of this Agreement as a result of the liquidation, dissolution or winding up of the affairs of Arrow or the Banks or the involuntary closing of the Banks by bank regulators prior to such date, or by virtue of any order or decree of any court or administrative or regulatory agency or body with jurisdiction over Arrow or the Banks ordering or requiring the Termination of Employment of Executive by either or both such entities prior to such expiration date, Executive shall have no right to receive from Arrow or the Banks, and neither Arrow nor the Banks shall have any obligation to pay or provide to Executive, any compensation or benefits, other than such Base Salary payments and normal benefits as may be required to be paid or provided to the Executive through the effective date of the Termination of Employment of Executive; provided, however, that nothing herein shall reduce or affect any obligations that Arrow or the Banks may have to Executive under any other agreement with Executive or under any qualified or non- qualified employee benefit plan or policy covering Executive or under any plan of liquidation or dissolution adopted by Arrow or the Banks in connection with any such liquidation, dissolution or winding up. 8. Delayed Payment of Benefits; Conditions to Payment of Benefits. (a) Notwithstanding anything in the foregoing to the contrary, if the Executive is a “specified employee,” as defined in Code Section 409A and the regulations thereunder, on the date of his Termination of Employment, amounts that constitute nonqualified deferred compensation subject to Code Section 409A that would otherwise have been paid during the six-month period immediately following the date of such Termination of Employment shall be paid on the first regular payroll date immediately following the six-month anniversary of such Termination of Employment, with interest to be paid on each such amount, the payment of which is then delayed, at the rate of yield on U.S. Treasury Bills with the earliest maturity date that occurs at least six months after such date of such Termination of Employment (as

11 reported in the Wall Street Journal) from such date of Termination of Employment to the date of actual payment. Reimbursements or payments directly to the service provider for health care expenses incurred during such six-month period, plus reimbursements and in-kind benefits in an amount up to the applicable dollar limit on elective deferrals to a 401(k) plan under Section 402(g)(1)(B) of the Code, and other amounts that do not constitute nonqualified deferred compensation subject to Section 409A shall not be subject to such six- month delay requirement. (b) Notwithstanding anything in the foregoing to the contrary, neither Arrow nor the Banks will have any obligation to make or commence any payment, or provide any benefit, provided for in Paragraphs 6(b), 7(b) or 7(c) unless and until Executive (1) first signs and delivers to Arrow and/or the Banks within 45 days of the date of Termination of Employment a separation and release agreement prepared by Arrow in a form acceptable to Arrow and which such agreement shall include a full release of Arrow, its Affiliates, employee benefit plans/trusts, and their respective directors, officers, employees, agents, administrators, trustees, fiduciaries, insurers, successors and assigns and such other provisions as are typically required by an employer therein, and (2) all conditions to the effectiveness of such separation and release agreement shall have been satisfied. Upon satisfaction of these conditions, the payments and benefits provided for in Paragraphs 6(b), 7(b) or 7(c) will be paid, or commence to be paid, on the later of (i) the first applicable regular payroll date of Arrow immediately following the 60th day anniversary of the date of Termination of Employment, without interest to be paid on such amount, or (ii) the date provided for in Paragraph 8(a), if applicable. Arrow agrees to provide to Executive on or prior to the date of the Termination of Employment of Executive, the form of separation and release agreement required by it. 9. Non-Competition; Non-Solicitation; Non-Disparagement. Arrow and its Affiliates are engaged in the businesses of banking, lending, trust operations and providing financial, property, casualty and health insurance and investment adviser services and products (collectively, the “Business”). As a senior executive, Executive provides services that are unique, special and/or extraordinary to the Business in which Arrow and its Affiliates engage, and have access to and will learn of trade secrets of Arrow and its Affiliates and confidential information pertaining to their customers. The provisions of Paragraphs 9 and 10 are agreed by the parties to be reasonable and necessary to protect the goodwill of Arrow’s and its Affiliates’ Business, the good will of special/long-term customer relationships, Arrow’s and its Affiliates’ confidential information and trade secrets (including but not limited to information concerning their customers, marketing studies, marketing strategies, acquisition plans, costs, personnel and financial performance) and confidential customer information and to protect against unfair competition by an employee whose services are special, unique and/or extraordinary to the Business of Arrow and its Affiliates and their long-term success. Accordingly, the Executive agrees as follows: (a) Non-Compete. For a period of two (2) years following the effective date of Termination of Employment of the Executive by any party for any reason (excluding death), including any Termination of Employment following a Change in Control under Paragraph 6 of this Agreement, the Executive will not, directly or indirectly: (1) engage in the business of banking, lending, trust operations or providing financial, property, casualty, or health insurance

12 or investment adviser services or products anywhere in the Designated Area or (2) manage, operate, or control, or accept or hold a position as a director, officer, employee, agent or partner of or adviser or consultant to, or otherwise perform substantial services for or provide advice to, any bank or insured financial institution or other corporation or entity engaged in the business of banking, lending, trust operations or providing financial, property, casualty, or health insurance or investment adviser services and products (directly or through a subsidiary), excluding Arrow and its Affiliates (any such other bank, institution, corporation or entity, a “Financial Institution”), if, as of the effective date of such Termination of Employment, such Financial Institution has any office or branch located within the Designated Area or has immediate plans to establish any office or branch within the Designated Area. For purposes of the preceding sentence, the “Designated Area” as of any particular time will consist of all counties in the State of New York and any other state in which Arrow or any of its Affiliates maintains an office or branch through which it engages in Business or has acted to establish an office or a branch through which it will engage in Business. The provisions of this paragraph shall not prohibit Executive during such two-year period from working for a company whose principal business is providing property, casualty or health insurance, private equity investments, or serving as a securities broker if Executive is engaged solely in that business and not in the business of providing banking, lending or trust services. The term financial services means financial products associated with the business of banking, including in particular but not limited to credit cards, debit cards, checking and savings accounts, and money market funds. (b) Non-Solicitation. For a period of two (2) years following the effective date of Termination of Employment of the Executive by any party for any reason (excluding death), the Executive will not, directly or indirectly, (i) acting on behalf of any Financial Institution, regardless of where such Financial Institution is located or doing business, solicit any banking, lending or trust business or the business of providing financial, insurance or investment adviser services or products business for such Financial Institution from, or otherwise seek to obtain as a customer or client of such Financial Institution, any person or entity that, to the knowledge of the Executive, was a customer or client of Arrow or any of its Affiliates, and whom Executive, or anyone supervised directly or indirectly by Executive, worked with, at any point during the one-year period immediately preceding the effective date of such Termination of Employment; or (ii) acting on behalf of any other corporation or entity, including any Financial Institution, regardless of where such other corporation or entity is located or doing business, employ, recruit or solicit as an employee of such corporation or entity or retain or seek to retain as an agent or consultant of such corporation or entity, any individual employed by or retained as an agent or consultant of Arrow or any of its Affiliates in furtherance of their Business at any point during the one-year period immediately preceding the effective date of such Termination of Employment if such individual possesses knowledge of any trade secrets or confidential customer information of Arrow or any of its Affiliates, or provided services that were unique and/or extraordinary to Arrow or its Affiliates in their Business and Executive worked with or directly or indirectly managed such individual at any time during the last year of Executive’s Employment.

13 (c) Non-Disparagement. For a period of ten (10) years following the effective date of Termination of Employment of the Executive by any party for any reason (excluding death), the Executive will not, directly or indirectly, make any statements, declarations, announcements, assertions, remarks, comments or suggestions, orally or in writing, that individually or collectively are, or may be construed as being, defamatory, derogatory, negative, or disparaging to Arrow or its Affiliates (including any successor to Arrow or its Affiliates by merger or acquisition or any of such successor’s affiliates), or to any director, officer, controlling shareholder, member, employee or agent of any of the foregoing. It is the intention of the parties to restrict the activities of the Executive under this Paragraph 9 only to the extent necessary for the protection of the legitimate business interests of Arrow and/or its Affiliates, and the parties specifically covenant and agree that should any of the clauses or provisions of the restrictions set forth herein, under any set of circumstances, be held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective, then and in that event, the court so holding may reduce the extent or duration of such restrictions or effect any other change to such restrictions to the extent necessary to render such restrictions enforceable by said court to the maximum extent permissible under applicable law. The enforceability of the provisions of this Paragraph 9 shall not be affected by the existence or non-existence of any agreement with similar terms between Arrow and another employee, or by the failure of Arrow or its Affiliates to enforce, or their agreement to waive or change, the terms of any such agreement with another employee containing similar terms. This Paragraph 9 shall survive termination of this Agreement in accordance with its terms. 10. Confidential Information. The Executive specifically acknowledges that all information pertaining to Arrow or its Affiliates received by him during the course of his employment which has been designated confidential, constitutes a trade secret or otherwise has not been made publicly available, including, without limitation, plans, strategies, projections, analyses, and information pertaining to customers or potential customers, is the exclusive property of Arrow and its Affiliates and the Executive covenants and agrees not to disclose any of such information, without the express prior written consent of the Arrow Board or the Chief Executive Officer of Arrow, during his employment hereunder or after Termination of Employment, to anyone not employed or engaged by Arrow or an Affiliate thereof to render services to it. The Executive further covenants and agrees that he will not at any time use any such information, without such express prior written consent, for his own benefit or the benefit of any party other than Arrow or its Affiliates. This Paragraph 10 shall survive termination of this Agreement. 11. Definitions. The following capitalized terms when used in this Agreement shall have the following meanings. (a) “Affiliate” means any corporation or other business entity that from time to time is, along with Arrow, a member of a controlled group of businesses, as defined in Sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity is an Affiliate only while a member of such group.

14 (b) “Agreement” shall have the meaning set forth in the introductory paragraph hereof. (c) “Anniversary Date” shall have the meaning set forth in Paragraph 2(b) hereof. (d) “Arrow” shall mean Arrow Financial Corporation. (e) “Arrow Board” shall mean the Board of Directors of Arrow. (f) “Banks” shall mean Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. (g) “Bank Boards” shall mean the Board of Directors of the Banks. (h) “Base Salary” shall have the meaning set forth in Paragraph 5(a) hereof. (i) “Change of Control” means: (i) The acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Arrow; (ii) The acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock of Arrow acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of Arrow; (iii) A majority of the members of the Arrow Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Arrow Board before the date of the appointment or election; or (iv) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from Arrow that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of Arrow immediately before such acquisition or acquisitions. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Arrow.

15 This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code. (j) “Change of Control Termination Total Payments” shall have the meaning set forth in Paragraph 6(g) hereof. (k) “Code” shall mean the Internal Revenue Code of 1986, as amended. (l) Intentionally omitted. (m) “Designated Area” shall have the meaning set forth in Paragraph 9(a) hereof. (i) “Effective Date” shall have the meaning set forth in the introductory paragraph hereof. (n) “Employment” shall have the meaning set forth in Paragraph 1 hereof. (o) “Excise Tax” shall have the meaning set forth in Paragraph 6(g)(i) hereof. (p) “Executive” shall mean Penko K. Ivanov. (q) “Financial Institution” shall have the meaning set forth in Paragraph 9(a) hereof. (r) “Non-Acceptance” shall have the meaning set forth in Paragraph 2(b) hereof. (s) “Non-Offer” shall have the meaning set forth in Paragraph 2(b) hereof. (t) “Non-Renewal” shall have the meaning set forth in Paragraph 2(b) hereof. (u) “Pay-out Period” shall mean the period commencing on the date of Termination of Employment and ending two years thereafter. (v) “Replacement Agreement” shall have the meaning set forth in Paragraph 2(b) hereof. (w) “Retired Early Employee” shall have the meaning set forth in Paragraph 6 hereof. (x) “Retirement” shall have the meaning set forth in Paragraph 7(f)(i) hereof. (i) “Section 4999 Determination” shall have the meaning set forth in Paragraph 6(g)(ii) hereof. (y) “Target Bonus” shall have the meaning set forth in Paragraph 5(b) hereof. (z) “Term” shall have the meaning set forth in Paragraph 2(a) hereof. (aa) “Termination of Employment” or “Termination of Employment of Executive” means the separation from service of the Executive, as defined in the regulations under Section

16 409A of the Code, with and from Arrow and its Affiliates. Generally, for purposes of Section 409A, a separation from service means a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, disregarding leaves of absence of up to six months where there is a reasonable expectation the Executive will return. (bb) “Termination of Employment of Executive as a Retired Early Employee” means a Termination of Employment of Executive pursuant to Paragraph 6(a) hereof, that is, either a Termination of Employment of Executive without Cause or a Termination of Employment of Executive for Good Reason, in either case, following a Change in Control and otherwise meeting the requirements of Paragraph 6(a) hereof. (cc) “Termination of Employment of Executive for Cause” shall mean a termination of the Employment of Executive by Arrow and/or either of the Banks pursuant to Paragraph 7(a) for any one or more of the following “Causes:” (i) any willful misconduct by the Executive which is materially injurious to Arrow or the Banks or their Affiliates, monetarily or otherwise; (ii) any willful failure by the Executive to follow the reasonable directions of the Arrow Board or the Bank Boards or the Chief Executive Officer of Arrow or the Banks; (iii) any failure by the Executive substantially to perform any reasonable directions of the Arrow Board or either of the Bank Boards or the Chief Executive Officer of Arrow or the Banks (other than failure resulting from disability or death), within thirty (30) days after delivery to the Executive by the respective Board or the Chief Executive Officer of Arrow or the Banks of a written demand for substantial performance, which written demand shall specifically identify the manner in which the respective Board or the Chief Executive Officer of Arrow or the Banks believes that the Executive has not substantially performed; (iv) any inability of the Executive to serve as an officer or director of any subsidiary company, or perform any substantial portion of Executive’s duties hereunder, by reason of any order of the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency, or any other regulatory authority or agency having jurisdiction over Banks or any of its Affiliates; or (v) intentionally providing false or misleading information to, or otherwise misleading, the Arrow Board, the Bank Boards or any committee thereof. (dd) “Termination of Employment of Executive for Good Reason” means any Termination of Employment of Executive, effected by the Executive, in his sole discretion, following Executive’s discovery of a Good Reason for such Termination of Employment (as defined below), and meeting all of the requirements for such Termination of Employment set forth below. Any such Termination of Employment of Executive for Good Reason shall be deemed to have been effected under Paragraph 7(c) of this Agreement unless it meets all of the conditions for a Termination of Employment of Executive for Good Reason under Paragraph 6(a) hereunder, in which event it shall be deemed to have been effected under Paragraph 6(a).

17 Any Termination of Employment of Executive for Good Reason under this Agreement will be commenced upon, and only upon, delivery of advance written notice thereof by the Executive to Arrow or the Banks, which written notice must be delivered, if such Termination of Employment is to become effective, not later than ninety (90) days after the discovery by the Executive of the Good Reason underlying such Termination of Employment (and, if the Termination of Employment of Executive for Good Reason is being effected under Paragraph 6(a) of this Agreement, not later than one (1) year after the date of the Change in Control the occurrence of which is a pre-condition to the right of Executive to effect such a Termination of Employment under Paragraph 6(a)). The written notice of termination delivered by the Executive to Arrow or the Banks shall (i) state that the Termination of Employment of Executive for Good Reason is being effected under Paragraph 6(a) or Paragraph 7(c), as appropriate, (ii) identify with reasonable particularity the Good Reason or Good Reasons underlying the Termination of Employment, and (iii) specify the effective date of such Termination of Employment, which shall be a date not less than thirty (30) days nor more than one hundred eighty (180) days after the delivery of such notice to Arrow or the Banks, as determined by the Executive. If, prior to the effective date of the Termination of Employment of Executive specified in the written notice, Arrow or the Banks is able to remedy in full, and remedies in full, the circumstances underlying or constituting the Good Reason or Good Reasons identified by the Executive in the written notice, then such Good Reason or Good Reasons shall be deemed cured and the Termination of Employment of Executive for Good Reason shall be deemed null and void, effective upon execution of written affidavit of cure signed by Arrow and the Banks and consented to by the Executive, such consent not to be unreasonably withheld. For purposes of any Termination of Employment of Executive for Good Reason, “Good Reason” shall mean (i) the occurrence of a Non-Offer of a Replacement Agreement pursuant to Paragraph 2(b) hereof; (ii) a material diminution in the Executive’s title, authority, duties, or responsibilities; (iii) Executive is required to relocate more than 100 miles from the base location at which Executive currently performs his employment duties; or (iv) the occurrence of a material breach by the Company of any provision of this Agreement. (ee) “Termination of Employment of Executive without Cause” means any Termination of Employment of Executive by Arrow and/or either of the Banks prior to normal expiration of the Term of Employment hereunder, for any reason or no reason, that does not qualify as a Termination of Employment of Executive for Cause or otherwise meet the definition of any other Termination of Employment of Executive hereunder. Any such Termination of Employment of Executive without Cause shall be deemed to have been effected under Paragraph 7(b) of this Agreement unless it meets all the conditions for a Termination of Employment of Executive without Cause under Paragraph 6(a) hereunder, in which event it shall be deemed to have been effected under Paragraph 6(a). Any Termination of Employment of Executive without Cause under this Agreement will be commenced upon, and only upon, delivery of advance written notice thereof by Arrow or either of the Banks to Executive, stating that such Termination of Employment is a Termination of Employment of Executive without Cause under Paragraph 6(a) or Paragraph 7(b) of this Agreement, as appropriate, and specifying the effective date of such Termination of Employment, which shall be a date not less than thirty (30) days nor more than ninety (90) days after the date of delivery of such notice to Executive, as determined by Arrow or either of the Banks. Any such Termination of Employment of Executive without Cause (including the delivery of the required written notice of termination) shall require the affirmative vote of not less than two-thirds (2/3) of the entire Arrow Board or Bank Boards.

18 12. Successors and Assigns; Assumption by Successors. This Agreement is a personal services contract which may not be assigned by Arrow or the Banks to, or assumed from Arrow or the Banks by, any other party without the prior consent of the Executive. All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors and assigns. Arrow will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Arrow in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that Arrow would be required to perform if no such succession had taken place. References herein to “Arrow” or the “Banks” will be understood to refer to the successor or successors of Arrow or the Banks, respectively. 13. Notices. Any notice required or desired to be given hereunder shall be in writing and shall be deemed given when delivered personally or sent by certified or registered mail, postage prepaid, to the addresses of the other parties set forth in the first Paragraph of this Agreement, provided that all notices to Arrow or the Banks shall be directed in each case to the Chief Executive Officer thereof. 14. Waiver of Breach. Waiver by any party of a breach of any provision shall not operate as or be construed a waiver by such party of any subsequent breach hereof. 15. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect. 16. Entire Agreement; Written Modification; Termination. This Agreement contains the entire agreement among the parties concerning the employment of the Executive by Arrow and the Banks. No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced. This Agreement shall terminate as of the time Arrow or the Banks makes the final payment which it may be obligated to pay hereunder or provides the final benefit which it may be obligated to provide hereunder, or, if later, as of the time the last remaining restriction set forth in Paragraph 9 expires. Paragraph 10 shall survive termination of this Agreement. 17. Performance by Arrow or the Banks. Performance under this Agreement by Arrow and the Banks, including the payment of any amounts provided for hereunder, are subject to applicable law and regulation including payments prohibited under 12 CFR 359 and any other payment restrictions on executive compensation under applicable banking law and regulation. Any obligation of Arrow or the Banks to make a payment under any provision of this Agreement shall be deemed an obligation of both parties to make such payment, and the making of such payment by either such party shall be deemed performance of the obligation to pay by both such parties. 18. Company Policies or Guidelines. In consideration of the Executive’s employment with Arrow and the Banks, Executive agrees that his compensation and benefits provided for hereunder or otherwise by Arrow or the Banks are subject to (i) applicable laws and

19 regulations as are in effect from time to time, and (ii) current or subsequently adopted policies or guidelines issued by the Arrow Board or the Bank Boards, in each case, impacting such compensation or benefits pursuant to the terms of such applicable laws, regulations, policies or guidelines (e.g., clawback or incentive compensation recoupment policies and/or stock ownership guidelines). 19. Counterparts. This Agreement may be made and executed in counterparts, in which case all counterparts shall be deemed to constitute one original document for all purposes. 20. Governing Law. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York without reference to conflicts of law principles. 21. Section 409A Compliance. The parties intend that all provisions of this Agreement comply with the requirements of Internal Revenue Code Section 409A to the extent applicable. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II). If any provision hereof is reasonably deemed to contradict Section 409A, the parties agree to revise, to the extent practicable, the Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. With respect to reimbursements that constitute taxable income to Executive, no such reimbursements or expenses eligible for reimbursement in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year and Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit. 22. Clawback Policy. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with Arrow or either of the Banks which is subject to recovery under any clawback or other policy adopted by Arrow or either of the Banks from time to time or any other law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such policy, law, government regulation, or stock exchange listing requirement. Arrow and/or the Banks will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable policy, law, regulation or requirement. 23. Authorization. Arrow and the Banks represent and warrant that the execution of this Agreement has been duly authorized by resolution of their respective boards or committees thereof, as applicable. [SIGNATURE PAGE FOLLOWS]

20 IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the date hereof. ARROW FINANCIAL CORPORATION By: _/s/ David S. DeMarco____________________ _ David S. DeMarco, President and CEO GLENS FALLS NATIONAL BANK AND TRUST COMPANY By: ___/s/ David S. DeMarco_________________ David S. DeMarco, President and CEO SARATOGA NATIONAL BANK AND TRUST COMPANY By: ___/s/ David S. DeMarco__________________ __ David S. DeMarco, President and CEO “EXECUTIVE” /s/ Penko K. Ivanov Penko K. Ivanov